Exhibit 10.2.6.6
WAIVER AGREEMENT
     THIS WAIVER AGREEMENT (this “Agreement”) is entered into as of the 15th day of March, 2006, by and among CALPINE CONSTRUCTION FINANCE COMPANY, L.P., a Delaware limited partnership (the “Borrower”), CALPINE HERMISTON, LLC, a Delaware limited liability company (“Calpine LLC”), CPN HERMISTON, LLC, a Delaware limited liability company (“CPN LLC”), and HERMISTON POWER PARTNERSHIP, an Oregon general partnership (the “Hermiston Partnership” and, together with Calpine LLC and CPN LLC, the “Guarantors”), the lenders party hereto (the “Lenders”), and GOLDMAN SACHS CREDIT PARTNERS L.P., as administrative agent (together with its successors in such capacity, the “Administrative Agent”).
RECITALS
     WHEREAS, the Borrower, the Guarantors, the Lenders, the Administrative Agent and the Sole Lead Arranger entered into a Credit and Guarantee Agreement, dated as of August 14, 2003 (as amended on September 12, 2003, January 13, 2004 and March 5, 2004, and as may be further amended from time to time, the “Credit Agreement”), pursuant to which the Borrower borrowed, on a non-recourse basis as described in the Credit Agreement, $385,000,000 in aggregate principal amount of First Priority Senior Secured Institutional Term Loans due 2009 (the “Term Loans”);
     WHEREAS, on December 20, 2005, Calpine Corporation (“Calpine”) and certain of its controlled subsidiaries, including, among others, Calpine Operating Services Company, Inc. and Calpine Energy Services, L.P. (“CES”), filed a voluntary proceeding for relief under Chapter 11 of the United States Bankruptcy Code with the United States Bankruptcy Court for the Southern District of New York (the “Proceeding”);
     WHEREAS, as permitted under the Credit Agreement, the Borrower used net proceeds of approximately $212.0 million to prepay for gas under the Index Based Gas Sale and Power Purchase Agreement dated as of August 14, 2003, as amended (the “PPA”);
     WHEREAS, ordinarily under the PPA, the cost of gas consumed by the Borrower’s facilities is offset against the cost of power generated by the facilities, with CES paying the Borrower only the net amount due; however due to the prepayment, CES was obligated for a period of time to pay full cost for the power under the PPA, without offset;
     WHEREAS, certain defaults, including CES payment defaults relating to periods prior to December 20, 2005, have occurred under the PPA, which is a Major Project Document, as the result of the filing of the Proceeding, and such defaults, in turn, constitute Defaults which have become Events of Default (the “Proceeding-Related Defaults”);
     WHEREAS, CES failed to pay to the Borrower under the PPA approximately $24.4 million due on January 25, 2006 (the “January PPA Payment”) and approximately $61.8 million due on February 27, 2006 (the “February PPA Payment”), both of which relate to periods following the filing of the Proceeding;

     WHEREAS, the failure by CES to timely make each of the January PPA Payment and the February PPA Payment constitutes a Default, and such Defaults have not as of the date hereof become Events of Default (the “PPA Payment Defaults,” and together with the Proceeding-Related Defaults, the “Specified Defaults”);
     WHEREAS, the Borrower has asked that the Lenders waive the Specified Defaults pursuant to a waiver request, dated as of February 22, 2006 and amended and restated as of March 10, 2006 (the “Waiver Request”); and
     WHEREAS, the Lenders, on the terms and subject to the conditions hereinafter provided, are willing to waive the Specified Defaults.
AGREEMENT
     NOW THEREFORE, in consideration of the premises and the mutual agreements set forth, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
     1. Definitions. Unless otherwise defined herein, capitalized terms used herein that are not otherwise defined herein shall have the respective meanings assigned to such terms in the Credit Agreement
     2. Waiver.
          (a) Upon satisfaction of the conditions set forth in Section 5 of this Agreement, the Lenders, pursuant to the terms of Section 7.04 of the Credit Agreement, hereby waive application of Section 7.01(i) of the Credit Agreement (the “Waiver”) solely to the extent applicable to any Specified Default, such Waiver being effective on the first date that all of the conditions set forth in Section 5 of this Agreement shall have been satisfied (the “Waiver Effective Date”).
          (b) Except for the Waiver expressly set forth above in subsection (a), the Administrative Agent and the Lenders reserve each and every right and remedy they may have under the Credit Agreement and the Security Documents (the “Term Loan Documents”) and under applicable law with respect to any Default or Event of Default.
     3. Distributions. The Borrower, the Guarantors and the Lenders hereby agree (a) that within two Business Days of the Waiver Effective Date: (i) an amount not to exceed $16.0 million may be distributed out of Excess Cash Flow on account of the Borrower’s Equity Interests (to enable CCFC Preferred Holdings, LLC, the indirect parent of the Borrower, to pay a semi-annual dividend to the holders of its redeemable preferred shares) in accordance with Section 5.05 of the Credit Agreement, and (ii) notwithstanding the Borrower’s right under Section 5.05 of the Credit Agreement (after giving effect to this Waiver) to distribute additional Excess Cash Flow on account of the Borrower’s Equity Interests, in addition to the amount referred to in (i) above, the Borrower shall not so distribute more than $2.0 million in the aggregate in Excess Cash Flow on such date and such distributed amount shall be primarily for the purpose of reimbursement of legal expenses incurred by the holders of the Borrower’s Equity Interests and otherwise for administrative fees related to the issuance of the Redeemable Preferred Shares of CCFC Preferred Holdings, LLC, (b) that prior to August 26, 2006, the

Borrower shall not make any distribution, dividend or other payment to or on account of the Borrower’s Equity Interests and (c) that in the event that, by August 26, 2006, the PPA shall not have been assumed pursuant to Section 365 of the Bankruptcy Code (as defined below) in the Proceeding, or amended or replaced in accordance with the terms of the Credit Agreement, including, without limitation, with the consent of the Requisite Lenders, then notwithstanding the Borrower’s right, if any, under Section 5.05 of the Credit Agreement to distribute Excess Cash Flow on account of the Borrower’s Equity Interests on such date, the Borrower shall not so distribute Excess Cash Flow in an amount exceeding the lesser of (x) the sum of (i) the amount sufficient to enable CCFC Preferred Holdings, LLC to pay the semi-annual dividend to the holders of its redeemable preferred shares due on such date, and (ii) up to $2.5 million for the purpose of paying expenses of CCFC Preferred Holdings, LLC, and (y) an amount that would result in the Borrower retaining at least $25.0 million in cash or cash equivalents on hand immediately following such distribution.
     4. Agreement to File Proof of Claim and Motion for Administrative Expense. Following the Waiver Effective Date, the Borrower shall timely file a proof of claim against CES in the Proceeding for the amounts owed to the Borrower by CES under the PPA. To the extent that any amounts remain due and owing by CES under the PPA for post-petition goods or services, the Borrower shall file in the Proceeding a motion seeking allowance of such amounts as administrative expenses under 11 U.S.C. §503(b) or shall obtain the entry of a Stipulation and Agreed Order providing for the allowance of such amounts as administrative expenses under 11 U.S.C. §503(b).
     5. Conditions. The effectiveness of Section 2(a) of this Agreement is subject to the satisfaction of the following conditions precedent (unless specifically waived in writing by the Requisite Lenders):
          (a) the Borrower and the Guarantors named as signatories hereto and the Requisite Lenders shall have executed and delivered to the Administrative Agent their respective counterparts of this Agreement;
          (b) the Borrower shall have paid current principal and interest (at the rate set forth in Section 2.05 of the Credit Agreement) required under the Credit Agreement on the February 27, 2006 payment date prior to the payment of any other amounts due on such payment date, including amounts due pursuant to Section 3 of this Agreement; provided, that the Borrower shall be permitted to make, concurrently with the payments of current principal and interest under the Credit Agreement, payments of current principal and interest on the Borrower’s Second Priority Senior Secured Floating Rate Notes Due 2011 to the holders thereof;
          (c) the Borrower shall have paid to the Administrative Agent, in cash or other immediately available funds, reimbursement of all outstanding fees and expenses of the Administrative Agent owing under Section 13.02 of the Credit Agreement as well as all other fees owing to the Administrative Agent arising under this Agreement, the Credit Agreement or any other agreement; and
          (d) a waiver agreement (in form and substance reasonably acceptable to the Administrative Agent) with the Holders of Notes shall have been negotiated and shall become effective concurrently with this Agreement, provided, that any conditions to effectiveness or consideration made available to the Holders of Notes for such agreement shall be made available to the Administrative Agent and the Lenders as conditions to effectiveness of, or as consideration for, this Agreement;
          (e) the Amendment No. 4 Under Credit and Guarantee Agreement, dated concurrently herewith, among the Borrower, the Guarantors and the Administrative Agent attached as Exhibit I hereto shall become effective concurrently with this Agreement;
          (f) the Borrower shall have paid the Consent Payment (as defined in the Waiver Request) to each consenting Lender; and
          (g) an amendment (in form and substance reasonably acceptable to the Administrative Agent) of the Indenture set forth in a Fourth Supplemental Indenture to the Indenture shall become effective concurrently with this Agreement.
     6. Commencement of a Case under the Bankruptcy Code; Adequate Protection. The Borrower and the Guarantors admit, acknowledge, agree and affirm that in the event a case is commenced by or against the Borrower or any of the Guarantors pursuant to the Bankruptcy Code, sufficient adequate protection rights for the Administrative Agent and the Lenders in respect of their claims arising from the Obligations under the Credit Agreement (the “First Lien Obligations”) shall consist of rights that are, in the reasonable opinion of the Administrative Agent, not less favorable than (i) replacement liens on the current and future property of the Borrower and the Guarantors to the same extent, scope and priority as existed before the filing of a case under the Bankruptcy Code, (ii) priority status under section 507(b) of the Bankruptcy Code junior only to the carve out for professional fees and United States trustee fees, (iii) accrual of post-petition interest on all First Lien Obligations at the rate set forth in Section 2.05 of the Credit Agreement (or such higher rate as is sufficient to adequately protect the claims of the Administrative Agent and the Lenders), which interest shall accrue and be capitalized monthly as additional principal due and owing under the Credit Agreement, and (iv) the monthly and other payment of the fees and expenses of the Administrative Agent including all fees and expenses of attorneys and financial advisors and including, without limitation, all fees and expenses provided for in this Agreement and in Section 13.02 of the Credit Agreement, provided, that in the event that any other holder of a claim is provided adequate protection rights on terms more favorable than those described in this Section 5, such terms shall be made available to the Administrative Agent and the Lenders.
     7. Representations and Warranties. The Borrower and each Guarantor hereby represents and warrants to each Lender and the Administrative Agent that (a) this Agreement has been duly authorized, executed and delivered by the Borrower or Guarantor, as applicable, and constitutes its valid and legally binding obligation, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of generally applicability relating to or affecting creditors’ rights and to general equity principles; (b) the execution and delivery of this Agreement (i) does not require any consent, approval, authorization or order of, or filing with, any governmental agency or body or any court, except such as have been obtained or made and are in full force and effect as of the date hereof and (ii) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or Guarantor, as applicable, or any order of any governmental agency or body, or breach or conflict with any material agreement to which the Borrower or Guarantor, as applicable, is a party or by which the Borrower or Guarantor, as applicable, is bound; and (c) except for the Specified Defaults, no Default or Event of Default under the Credit Agreement exists and is continuing.
     8. Ratification and Release.
          (a) The Borrower and each Guarantor party hereto hereby (i) ratifies and reaffirms all of its payment and performance obligations, contingent or otherwise, and each grant of security interests and liens in favor or for the benefit of the Administrative Agent or the Lenders, as the case may be, under each Term Loan Document, (ii) agrees and acknowledges that the liens in favor or for the benefit of the Administrative Agent and the Lenders under each Term Loan Document constitute valid, binding, enforceable and perfected first priority liens and security interests and are not subject to avoidance, disallowance or subordination pursuant to Title 11 of the United States Code (the “Bankruptcy Code”) or applicable non-bankruptcy law, (iii) agrees and acknowledges that the First Lien Obligations constitute legal, valid and binding obligations of each of the Borrowers and Guarantors and that (x) no offsets, defenses or counterclaims to the First Lien Obligations exist and (y) no portion of the First Lien Obligations is subject to avoidance, disallowance, reduction or subordination pursuant to Bankruptcy Code or applicable non-bankruptcy law, (iv) agrees and acknowledges that such ratification and reaffirmation is not a condition to the continued effectiveness of the Term Loan Documents, and (v) agrees that neither such ratification and reaffirmation, nor the Administrative Agent’s nor any Lenders’ solicitation of such ratification and reaffirmation, constitutes a course of dealing giving rise to any obligation or condition requiring a similar or any other ratification or reaffirmation from each party to the Credit Agreement with respect to any subsequent modifications, consent or waiver with respect to the Credit Agreement or other Term Loan Documents. The Credit Agreement and each other Term Loan Document is in all respects hereby ratified and confirmed and, except as set forth in Section 2(a) of this Agreement, neither the execution, delivery nor effectiveness of this Agreement shall operate as a waiver of any Default or Event of Default (whether or not known to the Administrative Agent or any Lender) or any right, power or remedy of the Administrative Agent or any Lender of any provision contained in the Credit Agreement or any other Term Loan Document, whether as a result of any Default or Event of Default or otherwise.
          (b) The Borrower and each Guarantor party hereto hereby acknowledges and confirms that (i) it does not have any grounds, and hereby agrees not to challenge (or to allege or to pursue any matter, cause or claim arising under or with respect to), in any case based upon acts or omissions of the Administrative Agent or any of the Lenders occurring prior to the date hereof or facts otherwise known to it as of the date hereof, the effectiveness, genuineness, validity, collectibility or enforceability of the Credit Agreement or any of the other Term Loan Documents, the First Lien Obligations, the Liens securing the First Lien Obligations, or any of the terms or conditions of any Term Loan Document and (ii) it does not possess (and hereby forever waives, remises, releases, discharges and holds harmless the Lenders, the Administrative Agent and their respective affiliates, stockholders, directors, officers, employees, attorneys, agents and representatives and each of their respective heirs, executors, administrators, successors and assigns (collectively, the “Indemnified Parties”) from and against, and agrees not to allege or pursue) any action, cause of action, suit, debt, claim, counterclaim, cross-claim, demand, defense, offset, opposition, or other right of action whatsoever, whether in law, equity or otherwise (which it, all those claiming by, through or under it, or its successors or assigns, have or may have) against the Indemnified Parties, or any of them, by reason of, any matter, cause or thing whatsoever, with respect to events or omissions occurring or arising on or prior to the date hereof and relating to the Credit Agreement or any of the other Term Loan Documents (including, without limitation, with respect to the payment, performance, validity or enforceability of the First Lien Obligations, the Liens securing the First Lien Obligations or any or all of the terms or conditions of any Term Loan Document) or any transaction relating thereto.
     9. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute but one and the same instrument.
     10. Continuing Effect of the Credit Agreement. Except as expressly set forth herein, this Agreement shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of the Lenders, the Administrative Agent, the Borrower or the Guarantors under the Credit Agreement and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect. Nothing herein shall be deemed to entitle the Borrowers or the Guarantors to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement in similar or different circumstances. This Agreement shall apply and be effective only with respect to the provisions of the Credit Agreement specifically referred to herein. After the Waiver Effective Date, any reference to the Credit Agreement shall mean the Credit Agreement as amended and modified hereby.
     11. Applicable Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by, and shall be construed and enforced in accordance with, the laws of the State of New York without regard to conflict of laws principles thereof.
     12. Headings. Headings herein are include herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.
     13. Administrative Agent’s Expense. Without limiting any of the Administrative Agent’s rights, or any of the Borrower’s obligations under Section 13.02 of the Credit Agreement, the Borrower hereby agrees to promptly reimburse the Administrative Agent for all reasonable out-of-pocket expenses, including, without limitation, attorneys’ and paralegals fees, it has heretofore or hereafter incurred or incurs in connection with the preparation, negotiation and execution of this Agreement or any document, instrument, agreement delivered pursuant to this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

CALPINE CONSTRUCTION FINANCE COMPANY, L.P.

By:	/s/ Zamir Rauf

Name: Zamir Rauf
Title: Senior Vice President

CALPINE HERMISTON, LLC

By:	/s/ Zamir Rauf

Name: Zamir Rauf
Title: Senior Vice President

CPN HERMISTON, LLC

By:	/s/ Zamir Rauf

Name: Zamir Rauf
Title: Senior Vice President

HERMISTON POWER PARTNERSHIP

By:	/s/ Zamir Rauf

Name: Zamir Rauf
Title: Senior Vice President

GOLDMAN SACHS CREDIT PARTNERS L.P., as Administrative Agent, Sole Lead Arranger, Syndication Agent and a Lender

By:	/s/ Stephen King

Name: Stephen King
Title: Authorized Signatory